EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of CTM Media Holdings, Inc. (the “Company”) for the registration of 383,020 shares of the Company’s Class B common stock, par value $0.01 per share, of our report dated October 26, 2009 with respect to the consolidated financial statements and schedule of the Company included in its Annual Report on Form 10-K for the year ended July 31, 2009, filed with the Securities and Exchange Commission.

/s/ Zwick & Steinberger, P.L.L.C.

Zwick & Steinberger, P.L.L.C.
Southfield, Michigan

October 28, 2009